Exhibit 99

                   Dillard's, Inc. Reports July Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 4, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended July 30, 2005 were $543,921,000 compared to sales for the four weeks ended July 31, 2004 of $529,696,000. Sales increased 3% on a total store basis for the four-week period. Sales in comparable stores for the four-week period increased 2%.
     Sales for the 13 weeks ended July 30, 2005 were $1,693,226,000 compared to sales for the 13 weeks ended July 31, 2004 of $1,671,380,000. Sales increased 1% for the 13-week period in both total and comparable stores.
     Sales for the 26 weeks ended July 30, 2005 were $3,496,225,000 compared to sales for the 26 weeks ended July 31, 2004 of $3,525,775,000. Sales decreased 1% for the 26-week period in both total and comparable stores.
     During the four weeks ended July 30, 2005, sales were significantly above the average Company trend in the Western region. Sales were slightly below trend in the Eastern and Central regions.
     During the four weeks ended July 30, 2005, sales of lingerie, accessories and shoes significantly exceeded the Company's average sales performance. Sales of decorative home merchandise and children's apparel were significantly below trend for the period.
     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


     CONTACT: Dillard's Inc., Little Rock
              Julie J. Bull, 501-376-5965